EXHIBIT 99.8

                                 FIFTH AMENDMENT
                                       TO
                            1995 STOCK INCENTIVE PLAN
                                       OF
                             EARTHSHELL CORPORATION

         The 1995 Stock Incentive Plan of EarthShell Corporation, a Delaware corporation, as amended by the First Amendment to 1995 Stock Incentive Plan of EarthShell Container Corporation, the Second Amendment to 1995 Stock Incentive Plan of EarthShell Container Corporation, the Third Amendment to 1995 Stock Incentive Plan of EarthShell Container Corporation and the Fourth Amendment to 1995 Stock Incentive Plan of EarthShell Corporation (the "Plan"), is hereby amended as follows:

         1. Section 4(b) of the Plan is hereby deleted in its entirety and replaced with the following:

                  (b) Each director who is not a paid employee of EarthShell and who is elected to serve as a director at an annual meeting of the stockholders of the Company held on or after January 1, 2000 shall, on the date of such meeting and immediately following the conclusion of such meeting, automatically be granted a Director Option to purchase 25,000 shares of Common Stock. Such Director Option shall vest and become exercisable one year from the date of grant, subject to the condition that the recipient be a director of EarthShell on such date, with respect to all of the Common Shares to which such Director Option relates and shall have an exercise price per share equal to the Fair Market Value of the Common Stock on the business day immediately preceding the date of the grant.

         Except as amended hereby, the Plan shall continue in full force and effect.

         IN WITNESS WHEREOF, the Corporation has caused this Fifth Amendment to be duly executed as of this 16th day of March, 2000.

                             EARTHSHELL CORPORATION,
                             a Delaware corporation

                             By:  /s/          D. Scott Houston
                                  ---------------------------------------
                             Name: D. Scott Houston
                             Title: Chief Financial Officer and Secretary